Exhibit 19.2
TWILIO INC.
SPECIAL TRADING PROCEDURES FOR DESIGNATED PERSONS
To comply with federal and state securities laws governing insider trading, Twilio Inc. (the “Company”) has adopted these Special Trading Procedures for Designated Persons (“Trading Procedures”) as an addendum to the Company’s Amended and Restated Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Insider Trading Policy. Capitalized terms used in these Trading Procedures and not defined herein have the meaning set forth in the Insider Trading Policy.
A.SCOPE
These Trading Procedures regulate securities trades by all directors and executive officers of the Company and certain designated employees, consultants, and contractors of the Company who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Designated Persons”). Designated Persons subject to special trading restrictions will be informed by a Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officers. These Trading Procedures also apply to all Covered Affiliates (as that term is defined in the Insider Trading Policy) of Designated Persons; provided, however, that these Trading Procedures shall not apply to a Covered Affiliate that is an entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.
Designated Persons are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Covered Affiliates. Unless the context otherwise requires, references to “Designated Persons” in these Trading Procedures refer collectively to Designated Persons and their Covered Affiliates.
These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
The special trading restrictions set forth in these Trading Procedures continue to apply to Designated Persons following the termination of any such Designated Person’s service to or employment with the Company until any material, nonpublic information possessed by such Designated Person has become public or is no longer material. In addition, if the Company is not in an open trading window at the time that a Designated Person ceases to be a service provider or employee of the Company, such Designated Person is expected to abide by the special trading restrictions in these Trading Procedures until at least the next open trading window.

B.SPECIAL TRADING RESTRICTIONS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all Twilio Covered Persons. In particular, subject to certain exceptions set forth in the Insider Trading Policy, Designated Persons may only conduct transactions in the Company’s securities in an open trading window. Additionally, a Designated Person may not trade in any type of securities of the Company if such Designated Person is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a Rule 10b5-1 plan pre- approved by a Compliance Officer. This prohibition applies even if such Designated Person receives pre-clearance in accordance with these Trading Procedures and the transaction would occur during an open trading window.

Designated Persons and their Covered Affiliates are strongly encouraged to trade in securities of the Company in compliance with a Rule 10b5-1 plan pre-approved by a Compliance Officer.
Please see the Insider Trading Policy for a discussion of what constitutes “material” and “nonpublic” information. Any Designated Persons who are unsure whether the information that they possess is material or nonpublic should consult a Compliance Officer for guidance.
In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Designated Persons are subject to the following special trading restrictions:
All Trades Must be Pre-Cleared by a Compliance Officer.
No Designated Person may trade in Company securities unless the trade has been approved by one of the Compliance Officers designated in the Insider Trading Policy in accordance with the procedures set forth below. A Compliance Officer will review and either approve or prohibit all proposed trades by Designated Persons in accordance with the procedures set forth in Section C below. A Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Chief Financial Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with one of the Compliance Officers, you may contact the Chief Financial Officer.
C.PRE-CLEARANCE PROCEDURES
Procedures. No Designated Person may trade in Company securities until:

●The Designated Person has notified one of the Compliance Officers of the amount and nature of the proposed trade(s) using the Stock Transaction Request form made available by a Compliance Officer from time to time. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request or similar form should, if practicable, be received by a Compliance Officer at least two business days prior to the intended trade date;
●The Designated Person has certified to a Compliance Officer in writing prior to the proposed trade(s) that the Designated Person is not in possession of material, nonpublic information concerning the Company;

●The Designated Person has informed a Compliance Officer whether, to the Designated Person’s best knowledge, (a) the Designated Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
●The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.
The Compliance Officer does not assume the responsibility for, and approval from a Compliance Officer does not protect the Designated Person from, the consequences of prohibited insider trading.
Additional Information. Designated Persons shall provide to a Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate a Compliance Officer to approve any trade requested by a Designated Person. The Compliance Officers are under no obligation to approve a transaction submitted for approval, and may determine not to permit the transaction. The Compliance Officers may reject any trading request at his or her sole and reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officers may determine not to approve any transactions in the Company’s securities. If a Designated Person requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officers may reject the trading request without disclosing the reason.
Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, a Designated Person must complete the proposed trade within two business days or make a new trading request.

Personal Responsibility. Section 16 of the Exchange Act requires that directors and executive officers of the Company generally must report changes in ownership of Company securities within two business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators. The obligation to report changes in ownership under the requirements of Section 16 of the Exchange Act, and to otherwise comply with Section 16 of the Exchange Act, is personal. The Company is not responsible for failure to comply with the requirements of Section 16 of the Exchange Act.

D.EXEMPTIONS

The limited exceptions to the pre-clearance procedures herein are set forth under the heading “Are There Any Exceptions?” in the Insider Trading Policy. Note that gifts are not an exception and are subject to the terms of these Trading Procedures.

In addition, Designated Persons subject to the requirements of Section 16 of the Exchange Act should note that various employee benefit plan and other transactions (e.g., stock option exercises and sell to cover transactions) that are exempted from the pre-clearance procedures herein must be reported under Section 16 of the Exchange Act within two business days. Accordingly, Designated Persons are encouraged to consult with a Compliance Officer prior to engaging in any transaction involving the Company’s securities.
E.WAIVERS
A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by one of the Compliance Officers, his or her designee or the Chair of the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.
F.ACKNOWLEDGMENT
In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Designated Persons and to all new Designated Persons at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Designated Person must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. The acknowledgment should be returned in the manner provided for in the notice accompanying the delivery of these Trading Procedures or, alternatively, by delivering the acknowledgement attached to these Trading Procedures within ten days of receipt to:
Twilio Inc.
101 Spear Street Fifth Floor
San Francisco, CA 94105
insidertrading@twilio.com
Attn: Chief Legal Officer
VP of Ethics, Corporate Compliance and Risk Management
VP of Legal, Corporate
This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.
Designated Persons will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, a Designated Person will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such items have been delivered to the Designated Person by regular or electronic mail (or other delivery option used by the Company) by a Compliance Officer or his or her designee, unless the Designated Person objects in a written statement received by a Compliance Officer within two business days of such delivery.

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officers.
ADOPTED: January 25, 2016, as amended June 14, 2018, December 15, 2021, and March 28, 2023.